Exhibit 3.16

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EPIGEN, INC.

(Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law of the State of Delaware)

     EPIGEN, INC., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law of the State of Delaware (the "DGCL"),

     DOES HEREBY CERTIFY:

     FIRST:  That the name of the corporation is EPIGEN, INC. and that this corporation was originally incorporated pursuant to the DGCL on April 28, 1991 under the name "Epigen, Inc."

     SECOND:  That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to submit said amendment and restatement to the stockholders of this corporation for their approval. The resolution setting forth the proposed amendment and restatement is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

     The name of this corporation is Epigen, Inc. (referred to herein as the "Corporation").

ARTICLE II

     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

     The total number of shares of stock which the Corporation shall have authority to issue is Sixty Five Million (65,000,000). Fifty Million (50,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”) and Fifteen Million (15,000,000) shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), of which Three Hundred Thousand (300,000) shares shall be designated as Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and Fifty Thousand (50,000) shares shall be designated as Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”).

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each series, to fix by the resolutions or resolutions providing for the issue of shares thereof, the number of shares of such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

     Effective November 8, 2001 (the “Effective Date”), each share of the Corporation’s issued and outstanding Common Stock, Series A Preferred Stock and Series B Preferred Stock shall be split on a 1-for-10 basis, respectively.

Preferred Stock

     The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, certain of the Preferred Stock are as follows:

SERIES A PREFERRED STOCK

     1.     Designation.  The designation of such series shall be “Series A Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”) and the number of shares constituting such series is Three Hundred Thousand (300,000). The number of authorized shares of Series A Preferred Stock may be increased or reduced by further resolutions of the Board of Directors of the Corporation or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or reduction has been so authorized, but the number of shares of Series A Preferred Stock shall not be reduced below 20,000 unless there shall be less than 20,000 shares of Series A Preferred Stock outstanding, in which case the number of shares of Series A Preferred Stock may be reduced to a number of shares equal to the number of such shares outstanding from time to time. Shares of Series A Preferred Stock may either be evidenced by certificates or may be uncertificated in the discretion of the Corporation’s Board of Directors; provided, however, that if any such shares are not evidenced by certificates, the Board of Directors of the Corporation shall cause to be made in the corporation’s stockholder ledger an entry listing the name and address of each holder of such shares, the date of issuance of such shares to each such holder and the number of such shares so issued.

     2.     Dividends.  The Series A Preferred Stock shall not be entitled to any dividend.

     3.     Redemption.  There shall be no mandatory redemption of the outstanding shares of Series A Preferred Stock. Nothing herein, however, shall prevent the Corporation from repurchasing or redeeming any or all of its outstanding shares of Series A Preferred Stock in accordance with applicable law.

     4.     Shares to be Retired.  All shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued as Preferred Stock, but not as shares of Series A Preferred Stock.

     5.     Conversion or Exchange.

             (a)     Conversion Right.  The holders of Series A Preferred Stock shall have the right at any time to convert all or any portion of such shares of Series A Preferred stock into shares of the Corporation’s Common Stock, or such other securities into which such Common Stock shall have been converted or by which such Common Stock shall have been replaced, at the rate of two (2) shares of Common Stock for each one (1) share of Series A Preferred Stock. A holder of shares of Series A Preferred Stock may elect to convert such shares into Common Stock in a single transaction or series of transactions; provided, that in any election involving conversion of less than all of such holders shares of Series A Preferred Stock such holder shall elect to convert not less than twenty percent (20%) of the original amount of such holder’s shares of Series A Preferred Stock.

             (b)     Notice of Conversion.  Any holder of outstanding shares of Series A Preferred Stock may elect to convert such shares of Series A Preferred Stock into shares of Common Stock by serving written notice on the Corporation setting forth: (1) the number of shares of such holder’s Series A Preferred Stock to be converted; (2) the date by which such conversion must occur, such date being at least thirty (30) and not more than sixty (60) days after the date of such notice; (3) whether such shares of Common Stock are to be evidenced by a single certificate or multiple certificates (in which latter case the denominations of such certificates shall also be set forth); and (4) if such certificates are to be issued in the name or names of a person or persons other than that of the holder of the Series A Preferred Stock so converting, the name(s) and address(es) of such other person(s).

             (c)     Issuance of Certificates for Common Stock.  Promptly following the effective date of any conversion in accordance with the written notice from a holder of Series A Preferred Stock, the Corporation shall issue a certificate or certificates evidencing shares of Common Stock into which such shares of Series A Preferred Stock have been converted in accordance with the instructions set forth in such converting holder’s notice to the Corporation.

             (d)     Certain Adjustments.

                     (i)     Stock Dividends, Splits and Combinations.  If at any time or from time to time, the holders of Common Stock become entitled to receive additional shares or less shares because of a stock dividend, stock split or combination of shares, the number of shares of Common Stock into which outstanding shares of Series A Preferred Stock may be converted shall be proportionately and correspondingly adjusted.

                     (ii)     Reclassifications.  If at any time or from time to time, the holders of Common Stock become entitled to receive a different class of stock (the “Entitlement Event”), any holder of outstanding shares of Series A Preferred Stock shall be entitled to receive upon such holder’s conversion of shares of Series A Preferred Stock after the Entitlement Event for each share of Common Stock into which shares of Series A Preferred Stock have been converted the same number and kind of shares of stock as a holder of shares of the Common Stock immediately prior to the Entitlement Event was eligible to receive with respect to such Common Stock pursuant to the Entitlement Event. This provision shall include any reclassification in connection with a merger of another corporation into the Corporation.

                     (iii)     Certain Distributions.  If at any time or from time to time, the holders of Common Stock become entitled to receive an extraordinary distribution consisting of cash, debt securities or property including stock of a subsidiary as a spin-off or split-off, the Corporation shall send written notice at least thirty (30) days but no more than sixty (60) days prior to the record date of shareholders eligible to receive such distribution to the holders of shares of Series A Preferred Stock describing the amount and nature of the distribution, the time fixed for its payment and any conditions thereupon, and if such holder does not elect to convert such holder’s shares of Series A Preferred Stock on or before such record date, the holder of such shares of Series A Preferred Stock shall not be eligible to participate in such extraordinary distribution per share of the Common Stock. An extraordinary distribution shall mean any distribution other than periodic payments of cash dividends from profits intended to be regular and recurring. The value of any extraordinary distribution shall be conclusively determined in good faith by an affirmative vote of the Board of Directors of the Corporation.

                     (iv)     Merger into or Sale of Assets to Another Corporation.  If at any time or from time to time, the holders of the Common Stock become entitled to receive stock, securities, property or cash (or any combination of them) by reason of a capital reorganization or dissolution, liquidation or winding-up of the Corporation, a merger with, a consolidation of the Corporation into, a sale of all or substantially all of the assets of the corporation to, another corporation (the “Reorganization Event”), each holder of shares of Series A Preferred Stock shall be entitled to receive upon conversion of such shares of Series A Preferred Stock after the Reorganization Event the same stock, securities, property or cash (or combination of them) as a holder of the same number of shares of the Common Stock into which such shares of Series A Preferred Stock was convertible immediately prior to the Reorganization Event was eligible to receive with respect to such Common Stock pursuant to the Reorganization Event.

                     (v)     Notice of Adjustments.  Upon any adjustment as herein described, then, and in each such case, the Corporation, within 10 days thereafter, shall give notice thereof to each record holder of shares of Series A Preferred Stock stating the adjustment in the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock may be converted and setting forth in reasonable detail the method of calculating and the facts (including a statement of the consideration received or deemed to have been received by the Corporation for any shares of Common Stock) upon which such calculation is based.

             (e)      General.  The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid, or seek to avoid the observance or performance of any of the terms of this Section 5, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock. The Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock or other securities into which outstanding shares of Series A Preferred Stock may be converted upon the exercise of any conversion granted herein. The Corporation will not: (1) issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in any such distribution of assets; and (2) (i) transfer all or substantially all of its properties and assets to any other entity or (ii) consolidate with or merge into any other entity where the Corporation is not the continuing or surviving entity, or (iii) permit any other entity to consolidate with or merge into the Corporation where the Corporation is continuing or surviving entity unless, in connection with such consolidation or merger, unless the conversion rights granted hereby shall survive and apply to the Common Stock, or other securities of the Corporation into which such shares of Series A Preferred Stock can be converted, then issuable as a result of such transaction.

     6.     Voting Rights.

             (a)     Generally.  The holders of shares of Series A Preferred Stock originally issued by the Corporation (the “Initial Holders”) shall be entitled, at all meetings of the stockholders of the Corporation and on all occasions where stockholders are entitled to vote or give their consent, to thirty (30) votes for each share of Series A Preferred Stock owned by them; provided, however, that upon sale, gift or transfer of such shares by an Initial Holder, whether voluntarily, involuntarily, by operation of law including, without limitation, bankruptcy, appointment of a guardian, committee of an incompetent, conservator or custodian or otherwise (but not including by devise, bequest, the laws of inheritance or descent in which case the persons taking such shares of Series A Preferred Stock under such circumstances shares shall be entitled to such thirty (30) votes per share), such shares of Series A Preferred Stock shall be entitled to, at all meetings of the stockholders of the Corporation and on all occasions where stockholders are entitled to vote or give their consent, to one vote for each share of Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall vote with the holders of shares of Common Stock as a single class, except to the extent that holders of Common Stock or holders of Series A Preferred Stock shall be entitled to vote as a separate class pursuant to the DGCL.

             (b)     Restrictions on Creation of Additional Classes or Series of Preferred Stock.  Notwithstanding any other provision of the Certificate of Incorporation, without the vote or consent of the holders of a least a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall not (i) create or issue or increase the authorized number of shares of any class or classes or series of stock ranking prior to or in parity with the Series A Preferred Stock upon liquidation, (ii) amend or alter or repeal any of the provisions of the Certificate of Incorporation so as to affect adversely the preferences or rights of the Series A Preferred Stock or (iii) authorize any reclassification of the Series A Preferred Stock.

     7.     Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of Common Stock or of any other shares of stock of the Corporation ranking as to such distribution junior to the Series A Preferred Stock, an amount equal to Ten Dollars ($10.00) per share. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares shall share ratable in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation. The consolidation or merger of the Corporation with or into any other corporation, or the sale of substantially all of the assets of the corporation in consideration for the issuance of equity securities of another corporation, shall not be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7, but only if such consolidation, merger or sale of assets shall not in any way impair the voting power, preferences or special rights of the Series A Preferred Stock.

     8.     Limitations on Dividends on Junior Ranking Stock.  So long as any Series A Preferred Stock shall be outstanding, the corporation shall not declare any dividends on other class or series of Preferred Stock of the Corporation ranking as to dividends or distributions of assets junior to the Series A Preferred Stock (any such junior ranking stock being herein referred to as “Junior Stock”), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called “Junior Stock Payments”), unless all of the conditions set forth in the following subsections (a) and (b) shall exist at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

             (a)     Full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Preferred Stock other than Junior Stock; and

             (b)     The Corporation shall not be in default or in arrears with respect to any sinking or other analogous fund or any call for tenders obligation or other agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock.

     9.     Restrictions on Transfer.

             (a)     Restrictions on Transfer.  Neither the Series A Preferred Stock, nor any interest therein, shall be transferable except upon the conditions specified in this Section 9, which conditions are intended to ensure compliance with the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws in respect of the transfer of any such securities or any interest therein.

             (b)     Restrictive Legend.  Each certificate, if shares of Series A Preferred Stock shall be issued in certificated form, shall (unless otherwise permitted by the provisions of this Section 9) include a legend in a form similar to the following:

             NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THEY ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT Of 1933, AS AMENDED, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THESE SECURITIES FOR INVESTMENT AND AGREES TO COMPLY IN ALL RESPECTS WITH SECTION 9 OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION COVERING RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A PREFERRED STOCK, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OR THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

             (c)     Stop Transfer Legend.  If shares of Series A Preferred Stock shall issued in uncertificated form (unless otherwise permitted by the provisions of this Section 9), the Corporation shall cause its agent for transfer of its securities to place a “stop transfer” legend on the Corporation’s stock transfer ledger or other similar records prohibiting the transfer of the shares of Series A Preferred Stock or securities into which such shares have been converted unless the holder thereof shall have complied with the provisions of this Section 9.

             (d)     Notice of Proposed Transfer.  Each holder of shares of Series A Preferred Stock, by his acceptance of such shares, agrees to comply in all respects with the provisions of this Section 9. Prior to any proposed transfer of any shares of Series A Preferred Stock or Common Stock underlying the Series A Preferred Stock, except in the case of registration thereof pursuant to the Securities Act of 1933, as amended, the holder thereof shall give written notice to the Corporation of such holder’s intention of effect such transfer. Each such notice shall describe the manner and circumstances of such transfer in reasonable detail, and shall be accompanied by (i) a written opinion of counsel reasonably satisfactory to the Corporation, addressed to the corporation, to the effect that the proposed transfer may be effected without registration of the Series A Preferred Stock or the Common Stock underlying the Series A Preferred Stock, or (ii) written assurance from the Securities Exchange commission (“SEC”) that the SEC will not recommend any action be taken by it in the event such transfer is effected without registration under such Act. Such proposed transfer may be effected only if the Corporation shall have received such notice and such opinion of counsel or written assurance, whereupon the holder of such shares of Series A Preferred Stock or Common Stock underlying such shares of Series A Preferred Stock shall be entitled to transfer such shares of Series A Preferred Stock or Common Stock underlying such shares of series A Preferred Stock in accordance with the terms of such notice. Each certificate evidencing shares of Series A Preferred Stock or shares of Common Stock underlying shares of series A Preferred Stock so transferred shall bear the legend set forth in Section 9 (b) hereof, and each uncertificated share of Series A Preferred Stock so transferred shall have entered against it in the Corporation’s stock transfer ledger or other similar records a “stop transfer” legend, except that either such legend may be removed if the opinion of counsel or written assurance is to the further effect that no such legend nor the restrictions on transfer in this Section 9 are required in order to ensure compliance with such Act.

     10.     Preemptive Rights.  The holders of shares of Series A Preferred Stock shall not be entitled to any preemptive or preferential rights for the subscription to any shares of any capital stock of the Corporation.

SERIES B PREFERRED STOCK

     1.     Designation.  The designation of such series shall be “Series B Preferred Stock” (hereinafter referred to as the “Series B Preferred Stock”) and the number of shares constituting such series is Fifty Thousand (50,000). The number of authorized shares of Series B Preferred Stock may be increased or reduced by further resolutions of the Board of Directors of the Corporation or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or reduction has been so authorized, but the number of shares of Series B Preferred Stock shall not be reduced below 50,000 unless there shall be less than 50,000 shares of Series B Preferred Stock outstanding, in which case the number of shares of Series B Preferred Stock may be reduced to the number of shares equal to a number of such shares outstanding from time to time. Shares of Series B Preferred Stock shall be evidenced by certificates registered in the name of the record holder of such shares of Series B Preferred Stock.

     2.     Dividends.  The Series B Preferred Stock shall be entitled to share pari passu on a share for share basis with the Common Stock of the Corporation if, in any dividends if, as and when declared by the Corporation's Board of Directors.

     3.     Mandatory Redemption.  The shares of Series B Preferred Stock shall be redeemed by the Corporation not later than March 31, 2002 (the “Mandatory Redemption Date”) at a price per share of $1.00; provided, however, that the Corporation shall have the right at any time prior to the Redemption Date to repurchase all or any portion of the then outstanding shares of Series B Preferred Stock, pro rata, from the holders thereof providing it has funds legally available therefor. Any such repurchase shall be upon thirty (30) days’ prior written notice to the holders of the shares of Series B Preferred Stock, which notice shall set forth the number of shares of Series B Preferred Stock to be repurchased from the holder receiving such notice, the date of such repurchase (the “Repurchase Date”), and instructions for tendering certificates representing the shares of Series B Preferred Stock to be repurchased. From and after any Repurchase Date, the holders of shares of Series B Preferred Stock shall have no rights as stockholders with respect to the shares of Series B Preferred Stock so purchased, but shall stand as creditors of the Corporation for the amount of the repurchase price therefor.

     4.     Shares to be Retired.  All shares of Series B Preferred Stock redeemed or purchased by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued as Preferred Stock, but not as shares of Series B Preferred Stock.

     5.     Conversion or Exchange.

             (a)     Conversion Right.  Except as sat forth in subsection 5(c) hereof, at any time prior to the Mandatory Redemption Date set forth in Section 3) hereof, each holder of Series B Preferred Stock shall have the right at any time to convert all, but not less than all, of such holders’ shares of Series B Preferred Stock into shares of the Corporation’s Common Stock or such other securities into which such Common Stock shall have been converted, or by which the Corporation’s Common Stock shall have been replaced, at the rate of one share of Common Stock of the Corporation for each share of Series B Preferred Stock.

             (b)     Mandatory Conversion.  In the event the Corporation shall engage in an “equity financing” for Common Stock and/or other securities of the Corporation then each outstanding share of Series B Preferred Stock must be converted, in accordance with either the rate in clause (i) or clause (ii) at the option of each holder, into Common stock and for other securities of the Corporation: (i) the amount of shares of Common Stock or other securities of the Corporation set forth in Section 5(a) hereof or (ii) that number of shares of Common Stock and/or other securities of the Corporation to be offered in such equity financing determined by (A) dividing the aggregate purchase price paid by such holder for his or her shares of Series B Preferred Stock by the aggregate purchase price paid by the purchasers of the corporation’s securities in such equity financing and (B) multiplying the resulting quotient by the number of shares of Common Stock and/or other securities of the Corporation to be issued in such equity financing. For purposes of this provision, the term “equity financing” shall mean the sale, in one or more transactions or offerings by the Corporation of its shares of Common stock and/or other securities resulting in aggregate gross proceeds to the Corporation of not less than $2,000,000. In the event the equity financing shall involve transactions with different terms, any election by a holder of Series A Preferred Stock to convert his or her shares Series B Preferred Stock pursuant to subsection (ii) of this Section 5(b) shall be pro rata among the various transactions constituting the equity financing.

             (c)     Notice of Conversion.  Any holder of outstanding shares of Series B Preferred Stock may elect to convert such shares of Series B Preferred Stock into shares of Common Stock by serving written notice on the Corporation setting forth (1) the number of shares of such holder’s Series B Preferred Stock to be converted; (2) the date by which such conversion must occur, such date being at least twenty (20) and not more than sixty (60) days after the date of such notice; provided, however, that in the event the Company exercises its right to redeem the Series B Preferred Company Stock prior to the Mandatory Redemption Date set forth in Section 3 hereof, the holders of Series B Preferred Stock shall have the right to elect to convert pursuant to Section 5(a) hereof at any time prior to such early redemption date by written notice to that effect received by the corporation prior to the date set forth in the Corporation’s notice of early redemption; (3) whether such shares of Common Stock or other securities are to be evidenced by a single certificate or multiple certificates (in which latter case the denominations of such certificates shall also be set forth); and (4) if such certificates are to be issued in the name or names of a person or persons other than that of the holder of the Series B Preferred Stock so converting, the name(s) and address(es) of such other person(s). Any securities issued pursuant to this subsection (b)(ii) shall be in addition to any securities actually issued in such equity financing.

             (d)     Issuance of Certificates.  Promptly following the effective date of any conversion in accordance with this Section 5, the Corporation shall issue a certificate or certificates evidencing shares of Common Stock and/or other securities of the Corporation into which such shares of Series B Preferred Stock have been converted in accordance with this Section 5.

     6.     Certain Adjustments.

             (a)     Stock Dividends, Splits and Combinations.  If at any time or from time to time, the holders of Common Stock become entitled to receive additional shares or fewer shares because of a stock dividend, stock split or combination of shares, the number of outstanding shares of Series B Preferred Stock shall be proportionately and correspondingly adjusted.

             (b)     Reclassifications.  If at any time or from time to time, the holders of Common Stock become entitled to receive a different class of stock ( the “Entitlement Event”), any holder of outstanding shares of Series B Preferred Stock shall be entitled to receive the same number and kind of shares of stock as a holder of shares of the Common Stock immediately prior to the Entitlement Event was eligible to receive with respect to such Common Stock pursuant to the Entitlement Event. This provision shall include any reclassification in connection with a merger of another corporation into the Corporation.

             (c)     Merger into or Sale of Assets to Another Corporation.  If at any time or from time to time, the holders of the Common Stock become entitled to receive stock, securities, property or cash (or any combination of them) by reason of a capital reorganization or dissolution, liquidation or winding-up of the Corporation, a merger with, a consolidation of the Corporation into, a sale of all or substantially all of the assets of the Corporation to, another corporation (the “Reorganization Event”), each holder of shares of Series B Preferred Stock shall be entitled to receive the same stock, securities, property or cash (or combination of them) as a holder of the same number of shares of the Common Stock was eligible to receive with respect to such Common Stock pursuant to the Reorganization Event.

     7.     Voting Rights.  The holders of shares of Series B Preferred Stock shall be entitled, at all meetings of the Stockholders of the Corporation and on all occasions where stockholders are entitled to vote or give their consent, to one vote for each share of Series B Preferred Stock owned by them. The holders of shares of Series B Preferred Stock shall vote with the holders of shares of Common Stock as a single class on all matters, except to the extent that holders of Common Stock or holders of Series B Preferred Stock shall be entitled to vote as a separate class only on matters which effect the rights, preferences and privileges of the Series B Preferred Stock.

     8.     Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to a liquidation preference of Ten Dollars ($10.00) per share, payable out of the assets of the Corporation therefor prior to any payment to the holders of the Corporation’s Series A Preferred Stock of Common Stock. In the event the assets of the Corporation are not sufficient to pay such amount in full, the assets legally available therefor shall be paid to the holders of Series B Preferred Stock, pro rata. The consolidation or merger of the corporation with or into any other corporation, or the sale of substantially all of the assets of the Corporation in consideration for the issuance of equity securities of another corporation, shall not be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7, but only if such consolidation, merger or sale of assets shall not in any way impair the voting power, preferences or special rights of the Series B Preferred Stock.

     9.     Limitations on Dividends on Junior Ranking Stock.  So long as any Series B Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets junior to the Series B Preferred Stock (any such junior ranking stock being herein referred to as “Junior Stock”), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called “Junior Stock Payments”), unless the Corporation shall not be in default or in arrears with respect to any sinking or other analogous fund or any call for tenders obligation or other agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock. For purposes of this Section 9, the Corporation’s Series A Preferred Stock shall be deemed Junior Stock.

     10.     Restrictions on Transfer.

                (a)     Restrictions on Transfer.  Neither the Series B Preferred Stock, nor any interest therein, shall be transferable except upon the conditions specified in this Section 10, which conditions are intended to ensure compliance with the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws in respect of the transfer of any such securities or any interest therein.

                (b)     Restrictive Legend.  Each certificate, if shares of Series B Preferred Stock shall be issued in certificated form, shall (unless otherwise permitted by the provisions of this Section l0) include a legend in a form similar to the following:

                NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THEY ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREON MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

                (c)     Notice of Proposed Transfer.  Each holder of shares of Series B Preferred Stock, by his acceptance of such shares, agrees to comply in all respects with the provisions of this Section 10. Prior to any proposed transfer of any shares of Series B Preferred Stock, except in the case of registration thereof pursuant to the Securities Act of 1933, as amended, the holder thereof shall give written notice to the Corporation of such holder’s intention of effect such transfer. Each such notice shall describe the manner and circumstances of such transfer in reasonable detail, and shall be accompanied by (i) a written opinion of counsel reasonably satisfactory to the Corporation, addressed to the Corporation, to the affect that the proposed transfer may be effected without registration of the Series B Preferred Stock, or (ii) written assurance from the Securities Exchange Commission (“SEC”) that the SEC will not recommend any action be taken by it in the event such transfer is effected without registration under such Act. Such proposed transfer may be effected only if the Corporation shall have received such notice and such opinion of counsel or written assurance, whereupon the holder of such shares of Series B Preferred Stock shall be entitled to transfer such shares of Series B Preferred Stock in accordance with the terms of such notice. Each certificate evidencing shares of Series B Preferred Stock so transferred shall bear the legend set forth in Section 10(b) hereof, and each uncertificated share of Series B Preferred Stock so transferred shall have entered against it in the Corporation’s stock transfer ledger or other similar records a “stop transfer” legend, except that either such legend may be removed if the opinion of counsel or written assurance is to the further effect that no such legend nor the restrictions on transfer in this Section 10 are required in order to ensure compliance with such Act.

     11.     Preemptive Rights.  The holders of shares of Series B Preferred Stock shall not be entitled to any-preemptive or preferential rights for the subscription to any shares of any capital stock of the Corporation.

ARTICLE V

     The Corporation is to have perpetual existence.

ARTICLE VI

     The number of directors of the Corporation shall be determined by resolution of Directors. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VII

     (a)     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents (and any other person that Delaware law permits this Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

     (b)     The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws or say other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     (c)     Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses actually or reasonably incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL; provided that if the DGCL requires the payment of such expenses in advance of the final disposition of a proceeding, payment shall be made only if such person undertakes to repay the Corporation if it is ultimately determined that he or she was not entitled to indemnification.

     (d)     The rights to indemnification and advancement of expenses conferred by this Article VII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights and any rights to indemnification of such directors or officers shall only apply to any loss, liability or expenses incurred by such director or officer in connection with proceedings brought against such persons in the capacities in which they serve the Corporation. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

     (e)     If a claim under this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

     (f)     If the DGCL is hereafter amended to permit the Corporation to provided broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VII shall be broadened to the fullest extend permitted by the DGCL, as so amended. No amendment to or repeal of this Article VII shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or repeal.

     (g)     Neither the amendment nor repeal of this Article VII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     (h)     The Corporation shall be entitled to purchase and maintain indemnity insurance, if it so chooses, to guard against future expenses.

     (i)     No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, such director (1) shall have breached his duty of loyalty to the Corporation or its stockholders; (2) shall not have acted in good faith or, in failing to act, shall not have acted in good faith; (3) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (4) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this provision.

ARTICLE IX

     In furtherance and not in limitation of the power conferred by the DGCL, the Board of Directors is expressly authorized to make, alter, or repeal the by-laws of the Corporation.

     THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

     FOURTH:  That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President this 22nd day of October, 2001.

EPIGEN, INC.
By:	/s/ Donald C. Fresne Donald C. Fresne, President
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